UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 20, 2016

Horizon Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-10792	35-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Franklin Square, Michigan City, Indiana		46360
(Address of Principal Executive Offices)		(Zip Code)

(219) 879-0211
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events.
On September 20, 2016, Horizon Bank, N.A. (the “Bank”), the wholly owned subsidiary of Horizon Bancorp (the “Company”), approved an agreement with Kathie A. DeRuiter, the Executive Vice President and Senior Operations Officer of the Bank and an executive officer of the Company.
The agreement provides that Ms. DeRuiter will continue to be employed by and provide services to the Bank for at least one year following a change in control of the Company. During that time, Ms. DeRuiter would perform the duties and responsibilities for the Bank that she performed prior to a change in control, as well as other duties and responsibilities assigned by the Bank that would not be unreasonably inconsistent with her prior activities and that would not require relocation beyond a defined area. As provided in the agreement, Ms. DeRuiter would continue to receive her basic annual salary, vacation time and benefits as in effect at the time of the change in control, as may be increased or modified (but not decreased) by the Bank from time to time.
Under the agreement, both the Bank and Ms. DeRuiter have certain rights to terminate the agreement. The extent of Ms. DeRuiter’s rights to compensation and continued benefits depends upon whether (i) the Bank terminates her for cause, in which case her compensation and benefits would be paid until the date of termination determined under the agreement; or (ii) the Bank terminates her without cause or Ms. DeRuiter terminates the agreement for good reason, in which case her compensation and benefits would continue for the remainder of the term of the agreement.
Ms. DeRuiter also agrees to refrain from disclosing confidential information of the Bank and agrees not to use her knowledge gained from the Bank to solicit certain business and customers of the Bank, all on the terms and conditions provided in the agreement.
Certain terms used in the agreement, such as “change in control,” “cause,” “good reason” and “confidential information” are further defined in the agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.
Item 9.01   Financial Statements and Exhibits.
(d)  Exhibits
Exhibit No.	Description
10.1	Agreement between Horizon Bank, N.A. and Kathie A. DeRuiter

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 21, 2016	Horizon Bancorp

	By:	/s/ Craig M. Dwight
Craig M. Dwight Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description	Location

10.1	Agreement between Horizon Bank, N.A. and Kathie A. DeRuiter	Attached